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                                 REGISTRATION NO. 333-

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549

                            FORM S-8

                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933

                       TECH/OPS SEVCON, INC.
    (Exact name of registrant as specified in its charter)

         Delaware                                 04-2985631
	(State or other jurisdiction                  (I.R.S. Employer
      of incorporation)                      Identification No.)

          One Beacon Street, Boston, Massachusetts 02108
             (Address of Principal Executive Offices)

                   1996 EQUITY INCENTIVE PLAN
                    (Full Title of the Plan)

                  PAUL B. ROSENBERG, TREASURER
                     Tech/Ops Sevcon, Inc
                       One Beacon Street
                   Boston, Massachusetts 02108
                        (617) 523-2030
    (Name, address and telephone number of agent for service)

                         with copies to:

                   DAVID R. POKROSS, JR., ESQ.
                         Palmer & Dodge
                       One Beacon Street
                   Boston, Massachusetts 02108
                        (617) 573-0100

                  CALCULATION OF REGISTRATION FEE

Title of each   Amount to     Proposed    Proposed     Amount of
   class of        be          maximum     maximum     registrat-
securities to   registered    offering    aggregate     ion fee
be registered                 price per    offering
                               share(1)    price (1)
- -------------   ----------    ---------    ---------    ---------
Common Stock,    100,000(2)    $14.00     $1,400,000    $483.00
$0.10 par value

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h) and based upon the average of the high and low sale prices on March 29, 1996 as reported by the American Stock Exchange.

(2) This Registration Statement registers 100,000 shares of Common Stock under the 1996 Equity Incentive Plan. An total of 200,000 shares of Common Stock has previously been registered under such plan (SEC File No. 33-42960).

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                              PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Statement Regarding Incorporation By Reference From Effective
Registration Statement

     This Registration Statement covers additional securities of the same class as the securities of the Registrant registered on Form S-8 (Registration No. 33-42960) filed with the Securities and Exchange Commission on September 25, 1991, the contents of which are hereby incorporated by reference, relating to the Registrant's 1987 Key Employee Stock Bonus and Option Plan. The 1987 Key Employee Stock Bonus and Option Plan has been amended and restated as the 1996 Equity Incentive Plan effective as of January 31, 1996.


Item 8.  Exhibits.

     See Exhibit Index on page 5.


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                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 1st day of April, 1996.


                              TECH/OPS SEVCON, INC.


                              By: /s/ Paul B. Rosenberg
                                  ---------------------------
                                 Paul B. Rosenberg, Treasurer


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                         POWER OF ATTORNEY

     We, the undersigned officers and directors of Tech/Ops Sevcon, Inc., hereby severally constitute and appoint Paul B. Rosenberg and David R. Pokross, Jr., and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     Signature                 Title                      Date
     ---------                 -----                      ----

/s/ Bernard F. Start   President, Chief Executive        3/25/96
                         Officer and Director
                      (Principal Executive Officer)

/s/ Paul A. McPartlin   Vice President and Chief         3/25/96
                           Financial Officer
                       (Principal Financial and
                          Accounting Officer)

/s/ Milton C. Lauenstein     Director                    3/25/96


/s/ Harold C. Mayer, Jr.     Director                    3/25/96


/s/ Paul B. Rosenberg        Director                    3/25/96


/s/ Herbert Roth, Jr.        Director                    3/25/96


/s/ Marvin G. Schorr         Director                    3/25/96


/s/ C. Vincent Vappi         Director                    3/25/96

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                           EXHIBIT INDEX

Exhibit                                                     Page
Number                 Description                         Number
- -------                -----------                         ------

5.1                 Opinion of Palmer & Dodge as to the
                    legality of the securities registered
                    hereunder.  Filed herewith.               6

23.1                Consent of Arthur Andersen LLP,
                    independent accountants.  Filed
                    herewith.                                 7

23.2                Consent of Palmer & Dodge (contained
                    in Opinion of Palmer & Dodge filed
                    as Exhibit 5.1).

24.1                Power of Attorney (contained in the
                    signature page hereto).

99.1                Tech/Ops Sevcon, Inc. 1996 Equity
                    Incentive Plan.  Filed herewith.          8



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                                                      Exhibit 5.1

                          PALMER & DODGE
                        One Beacon Street
                  Boston, Massachusetts 02108

Telephone:  (617) 573-0100             Facsimile:  (617) 227-4420


                           April 1, 1996

Tech/Ops Sevcon, Inc.
One Beacon Street
Boston, MA 02108

Ladies & Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Tech/Ops Sevcon, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), on or about the date hereof.
 The Registration Statement relates to 100,000 shares (the "Shares") of the Company's Common Stock, $0.10 par value, offered pursuant to the provisions of the Company's 1996 Equity Incentive Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.


                              Very truly yours,


                             /s/ Palmer & Dodge


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                                                     Exhibit 23.1

                CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Form S-8 of Tech/Ops Sevcon, Inc. for its 1996 Equity Incentive Plan of our report dated November 7, 1995 on our audit of the consolidated financial statements and financial statement schedules of Tech/Ops Sevcon, Inc. as of September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995, which report is included in Tech/Ops Sevcon, Inc.'s 1995 Annual Report on Form 10-K.


                                /s/ Arthur Andersen LLP


Boston, Massachusetts
April 1, 1996




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                                                  	Exhibit 99.1

          TECH/OPS SEVCON, INC. 1996 EQUITY INCENTIVE PLAN

1.   Purpose

     The purpose of the Tech/Ops Sevcon, Inc. 1996 Equity
Incentive Plan (the "Plan") is to attract and retain key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

     The Plan is an amendment and restatement of the Company's 1987 Key Employee Stock Bonus and Option Plan (the "1987 Plan") and supersedes the 1987 Plan, the separate existence of which shall terminate on the effective date of the Plan. Nothing herein shall adversely affect the rights and privileges of holders of outstanding options under the 1987 Plan.

2.   Definitions

     "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

     "Award" means any Option, Stock Appreciation Right or
Restricted Stock granted under the Plan.

     Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

     "Committee" means one or more committees each comprised of not less than three members of the Board appointed by the Board to administer the Plan or a specified portion thereof. If a Committee is authorized to grant Awards to a Reporting Person or a "covered employee" within the meaning of Section 162(m) of the Code, each member shall be a "disinterested person" or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an "outside director" or the equivalent within the meaning of Section 162(m) of the Code, respectively.

     "Common Stock" or "Stock" means the Common Stock, $.10 par value, of the Company.

     "Company" means Tech/Ops Sevcon, Inc.

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     "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" means the Participant's estate.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

     "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

     "Incentive Stock Option"  -  See Section 6(a).

     "Nonstatutory Stock Option"  -  See Section 6(a).

     "Option"  -  See Section 6(a).

     "Participant" means a person selected by the Committee to receive an Award under the Plan.

     "Reporting Person" means a person subject to Section 16 of the Exchange Act.

     "Restricted Period"  -  See Section 8(a).

     "Restricted Stock"  - See Section 8(a).

     "Stock Appreciation Right" or "SAR"  -  See Section 7(a).

3.   Administration

     The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.
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4.   Eligibility

     All employees and, in the case of Awards other than Incentive Stock Options under Section 6, consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

5.   Stock Available for Awards

(a) Amount. Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 100,000 shares of Common Stock, together with all shares of Common Stock available for issue under the 1987 Plan on the effective date of the Plan.
 If any Award (including any grant under the 1987 Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the
Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Options and Stock Appreciation
Rights that may be granted to any Participant in the aggregate in

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any calendar year shall not exceed 60,000 shares, subject to adjustment under subsection (b).

6.   Stock Options

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options ("Options") to purchase shares of Common Stock (i) complying with the requirements of
Section 422 of the Code or any successor provision and any regulations thereunder ("Incentive Stock Options") and (ii) not intended to comply with such requirements ("Nonstatutory Stock Options"). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

7.   Stock Appreciation Rights

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price ("Stock Appreciation Rights" or "SARs") in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property.

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(b)  Exercise Price.  The Committee shall fix the exercise
price of each SAR or specify the manner in which the price shall be determined. An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option. An SAR granted alone and unrelated to an Option may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.

(c) Limited SARs. An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during a specified period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

8.   Restricted Stock

(a) Grant of Restricted Stock. Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture ("Restricted Stock") and determine the duration of the period (the "Restricted Period") during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards.
Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b) Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary.

9.   General Provisions Applicable to Awards

(a) Reporting Person Limitations. Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, Awards made to a Reporting Person shall not be transferable by such person other than by will or the laws of descent and distribution

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and are exercisable during such person's lifetime only by such person or by such person's guardian or legal representative. If then permitted by Rule 16b-3, such Awards shall also be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

(b) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(c) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(f) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity,

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or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

(g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that the loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

(h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

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10.   Miscellaneous

(a) No Right To Employment. No person shall have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder shall be deemed to give any employee the right to continued employment or to limit the right of the Company to discharge any employee at any time.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on January 31, 1996.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.


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